Exhibit 99.1

REMARKETING TERMS SUMMARY

On January 25, 2013 (absent a Failed Remarketing), the class A-5 notes will be reset from their current terms to the following terms, which terms will be applicable until the final maturity date for such notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing memorandum dated January 22, 2013):

Class A-5 Notes
Original principal amount	$505,981,000(1)
Current outstanding principal amount	$505,981,000(1)
Principal amount being remarketed	$505,981,000
Remarketing Terms Determination Date	January 14, 2013
Notice Date(2)	January 16, 2013
Spread Determination Date(3)	January 16, 2013
Current Reset Date	January 25, 2013
All Hold Rate	N/A(4)
Next applicable Reset Date	N/A(5)
Interest rate mode	Floating
Index	Three-Month LIBOR(6)
Spread	Plus 0.50%
Day-count basis	Actual/360
Weighted average remaining life	(7)

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(1)  The class A-5 notes were originally issued in Euros and both their initial and current outstanding principal balance is equal to €410,000,000.  The U.S. Dollar equivalent of this principal balance has been calculated using an exchange rate of $1.2341 = €1.00.
(2)  The class A-5 notes were denominated in a non-U.S. Dollar currency during their current reset period.  Therefore, pursuant to their terms, the class A-5 notes are subject to a mandatory tender.
(3)  The applicable Spread may was determined on January 16, 2013.
(4) The All Hold Rate is not applicable.
(5)  Absent a failed remarketing, there will be no subsequent reset dates for the class A-5 notes.
(6)  Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—Determination of Indices—LIBOR” in the remarketing memorandum dated January 22, 2013.
 (7) The projected weighted average lives to maturity of the class A-5 notes under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Class A-5 Notes” included as Exhibit I to the remarketing memorandum dated January 22, 2013.